EXHIBIT 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Fidelity Advisor Series V: Fidelity Advisor Municipal Income Fund (formerly Fidelity Advisor High Income Municipal Fund), of our report dated December 15, 1997 on the financial statements and financial highlights included in the October 31, 1997 Annual Report to Shareholders of Fidelity Advisor Municipal Income Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.

       /s/COOPERS & LYBRAND L.L.P.
       COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
February 23, 1998